Exhibit 99.1

	Contact:	Katie L. MacGillivary CFO & VP Finance	FOR IMMEDIATE RELEASE NASDAQ: NICK Web site: www.nicholasfinancial.com
Nicholas Financial, Inc. Corporate Headquarters		Ph # - 727-726-0763
2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Nicholas Financial Reports 4th Quarter Results

May 7, 2015 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended March 31, 2015, diluted earnings per share increased 43% to $0.33 as compared to $0.23 for the three months ended March 31, 2014. Net earnings increased 35% to $3,848,000 as compared to $2,860,000 for the three months ended March 31, 2014. Revenue increased 7% to $21,934,000 for the three months ended March 31, 2015 as compared to $20,443,000 for the three months ended March 31, 2014.

For the year ended March 31, 2015, diluted earnings per share increased 1% to $1.38 as compared to $1.36 for the year ended March 31, 2014. Net earnings increased 1% to $16,856,000 as compared to $16,703,000 for the year ended March 31, 2014. Revenue increased 5% to $86,790,000 for the year ended March 31, 2015 as compared to $82,629,000 for the year ended March 31, 2014.

Our results for the three and twelve months ended March 31, 2015 were adversely affected by reductions in the gross portfolio yield and increases in the provision for losses compared to the three and twelve months ended March 31, 2014. While we increased our purchases and overall revenue as well as diluted earnings per share, aggressive competition in the industry has negatively impacted our weighted APR and average discount rate, and increased our weighted average term.

Our results for the three months ended March 31, 2015 were positively impacted by a reduction in professional fees associated with the previously announced potential sale of the Company. Such fees were principally related to fiscal 2014 and resulted in a higher effective tax rate as the majority were not deductible for income tax purposes. The impact on diluted earnings per share of such professional fees totaling $1,131,000 was a reduction of approximately $0.09 for the three months ended March 31, 2014. Our three-month diluted earnings per share also were favorably impacted by $0.02 for the tender offer that occurred on March 13, 2015, and negatively impacted by $0.01 as a result of the change in fair value of interest rate swap agreements.

Twelve-month results were further impacted negatively by a change in the fair value of the interest rate swap agreements which resulted in a reduction of diluted earnings per shares by $0.02 for the twelve months ending March 31, 2015 in comparison to an increase of diluted earnings per share by $0.04 for the twelve months ending March 31, 2014. Our results for the twelve months were favorably impacted by a reduction in professional fees associated with the previously announced potential sale of the Company. The reduction in diluted earnings per share by such professional fees totaling $2,312,000 was approximately $0.18 for the twelve months ended March 31, 2014. Consequently, during the fiscal year 2015, our results were favorably impacted by a reduction in income tax expense and ultimately an impact on diluted earnings per share of $0.06 when such fees became deductible as a result of the termination of the Arrangement Agreement announced on July 1, 2014.

“In the fourth quarter of fiscal 2015 we began purchasing installment contracts in the state of Texas and plan on opening branch locations during fiscal 2016. The number of locations that we anticipate opening could range from one to four locations depending on market conditions. We will continue to look at developing additional markets and we may open additional branch locations in these new markets, although no assurances can be given at this time,” stated Ralph T. Finkenbrink, President and CEO.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeastern states. The Company presently operates 67 branch locations in both the Southeastern and the Midwestern states. The Company has approximately 7,700,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2014. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended March 31,		Year ended March 31,
	2015	2014	2015	2014

Interest and fee income on finance receivables	$21,934	$20,443	$86,790	$82,629

Expenses:
Operating	8,420	7,843	32,606	30,485

Professional fees	258	1,647	1,383	3,659
Provision for credit losses	5,188	4,181	20,371	14,979
Interest expense	1,578	1,389	5,970	5,678
Change in fair value of interest rate swaps	258	(6)	364	(688)

	15,702	15,054	60,694	54,113

Operating income before income taxes	6,232	5,389	26,096	28,516
Income tax expense	2,384	2,529	9,240	11,813

Net income	$3,848	$2,860	$16,856	$16,703

Earnings per share:
Basic	$0.34	$0.24	$1.40	$1.38

Diluted	$0.33	$0.23	$1.38	$1.36

Dividends declared per share	$—	$—	$—	$0.24

Weighted average shares	11,475,000	12,125,000	12,013,000	12,096,000

Weighted average shares and assumed dilution	11,639,000	12,348,000	12,192,000	12,325,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	March 31,	March 31,
	2015	2014
Cash	$3,388	$2,635
Finance receivables, net	288,904	269,344
Other assets	10,237	11,451

Total assets	$302,529	$283,430

Line of credit	$199,000	$127,900
Other liabilities	13,641	13,592

Total liabilities	212,641	141,492

Shareholders’ equity	89,888	141,938

Total liabilities and shareholders’ equity	$302,529	$283,430

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	Three months ended March 31,		Year ended March 31,
Portfolio Summary	2015	2014	2015	2014
Average finance receivables, net of unearned interest (1)	$314,730,362	$294,412,632	$309,994,611	$290,435,690

Average indebtedness (2)	$146,750,000	$125,737,114	$135,600,000	$127,093,220

Interest and fee income on finance receivables	$21,933,607	$20,441,293	$86,785,042	$82,609,859
Interest expense	1,578,737	1,389,209	5,970,434	5,678,188

Net interest and fee income on finance receivables	$20,354,870	$19,052,084	$80,814,608	$76,931,671

Weighted average contractual rate (3)	22.93%	23.16%	22.93%	23.16%

Average cost of borrowed funds (2)	4.30%	4.42%	4.40%	4.47%

Gross portfolio yield (4)	27.88%	27.77%	28.00%	28.44%

Interest expense as a percentage of average finance receivables, net of unearned interest	2.01%	1.89%	1.93%	1.95%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	6.59%	5.68%	6.57%	5.16%

Net portfolio yield (4)	19.28%	20.20%	19.50%	21.33%

Marketing, salaries, employee benefits, depreciation, administrative and professional fee expenses and dividend taxes as a percentage of average finance receivables, net of unearned interest (5)	11.03%	12.82%	10.96%	11.68%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (6)	8.25%	7.38%	8.54%	9.65%

Write-off to liquidation (7)	7.42%	6.98%	8.13%	7.17%

Net charge-off percentage (8)	6.72%	6.29%	7.04%	6.22%

Note: All three month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Weighted average contractual rate represents the weighted average annual percentage rate (“APR”) of all Contracts and Direct Loans as of the period ending date.
(4)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(5)	The numerators include expenses associated with the potential sale of the Company and include taxes associated with the payments of cash dividends. Absent these expenses, the percentages would have been 10.85% for the twelve months ended March 31, 2015. Absent these expenses, the percentages would have been 11.29% and 10.83% for the three and twelve months ended March 31, 2014, respectively.
(6)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.
(7)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(8)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankrupt accounts:

Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
March 31, 2015	$443,083,009	$13,694,370	$3,435,332	$1,330,093	$18,459,796
		3.09%	0.78%	0.30%	4.17%

March 31, 2014	$410,532,221	$11,713,021	$2,944,228	$1,896,591	$16,553,840
		2.85%	0.72%	0.46%	4.03%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
March 31, 2015	$10,911,845	$122,718	$41,894	$14,652	$179,354
		1.12%	0.38%	0.13%	1.64%

March 31, 2014	$10,704,545	$143,624	$25,345	$22,515	$191,484
		1.34%	0.23%	0.21%	1.78%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended March 31,		Year ended March 31,
Contracts	2015	2014	2015	2014
Purchases	$48,889,450	$49,161,645	$178,368,342	$169,244,136
Weighted APR	22.79%	23.10%	22.90%	23.00%
Average discount	7.96%	8.36%	8.08%	8.44%
Weighted average term (months)	55	53	55	52
Average loan	$10,867	$10,547	$10,967	$10,612
Number of contracts	4,499	4,661	16,264	15,949

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